INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Wisconsin Public Service Corporation on Form S-3 of our report dated March 10, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph related to adoption of a new accounting principle), appearing in the Annual Report on Form 10-K of Wisconsin Public Service Corporation for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
May 12, 2004